Exhibit 4.13

Execution Copy

Trust agreement

This Escrow Agreement (the “Agreement”) dated as of December 5, 2018 (the “Effective Date”), is entered into by and among Elbit Ultrasound BV (a Company incorporated under the laws of the state of Luxemburg) (the “Beneficiary”), and IBI Trust Management (the “Trustee”).

WHEREAS, the Beneficiary holds 3,078,474 shares of Plaza Centers N.V. (a Company incorporated under the laws of the state of Netherlands) (the “Company”), representing 44.90% of the outstanding share capital of the Company as of the date hereof; and

WHEREAS, as a controlling shareholder of the Company, the Beneficiary is required to be involved in managing the Company, which bears significant responsibilities and risks to the Beneficiary; and

WHEREAS, The Beneficiary wishes to cease being considered the controlling1 shareholder in the Company (the “Purpose”) because the value of the Beneficiary’s holdings in the Company is estimated to be zero, and as such the Beneficiary does not wish to be exposed to the risks as a controlling shareholder in the Company due to the negligible value of its holdings in the Company; and

WHEREAS, In order to achieve the Purpose the Beneficiary want to have 3,078,474 shares of the Company (representing 44.90% of the outstanding share capital of the Company as of the date hereof) (the “Shares”) and any other shares of the Company which may be issued with respect to such Shares (the Shares together with such other shares which may be issued, will hereinafter referred to as the “Trust Assets”), held by the Trustee in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Trustee has agreed to act as trustee for such purposes, all in accordance with the terms set forth in this Agreement.

NOW THEREFORE, the parties hereto have agreed as follows:

1.	Appointment of the Trustee; transfer of the Trust Assets

1.1.	The Beneficiary hereby irrevocably (subject to the provisions of section 9 below) appoints the Trustee, starting from the Effective Date, to act as trustee hereunder and to hold and release the Trust Assets in accordance with the terms and conditions set forth in this Agreement (the “Trust”).

1.2.	Upon execution of this Agreement, the Beneficiary, by executing the share transfer deed in the form attached hereto as Exhibit A, will deposit the Shares with the Trustee, to be held in Trust for the benefit of the Beneficiary (who will remain the owner of the Shares) in accordance with the terms and conditions of the Trust.

2.	Rights of Ownership and Voting; Proxy

2.1.	The voting rights in respect of the Trust Assets are vested with the Trustee for all matters and purposes in the manner that the Beneficiary shall not exercise the voting rights in connection with the Trust Assets.

2.2.	The Trustee will not exercise the voting rights in respect of the Trust Assets (i.e. no one will vote the shares underlying the Trust Assets).

2.3.	The Beneficiary’s will have the right to receive any and all rights in connection with the Trust Assets other than the voting rights which are vested with the Trustee as specified in Sections 2.1 and 2.2 above.

2.4.	Without derogating from the above, it is made clear that the Trustee will transfer to the Beneficiary any and all dividends, funds (or assets) upon liquidation and/or other assets (except for Company’s shares) resulting from the Trust Assets within five (5) business days after they are received by the Trustee.

2.5.	The Trustee shall send the Beneficiary a copy of each notice and/or document and/or information received by him by virtue of being the holder of the Company’s shares, including but not limited to: proxy statement, proxy card and the like. It should be clarified that the aforesaid information is required in order to enable the Beneficiary to comply with its reporting requirements under applicable law.

2.6.	The Trustee is not allowed to delegate any of his rights and obligations under this Agreement and its exhibits.

[1]	The term “Control” shall have the meaning ascribed to it under the Israeli Securities Law, 1967.

3.	Sale of Trust Assets

3.1.	The Beneficiary may instruct the Trustee, from time to time, to sell all or part of the Trust Assets. In such case the Beneficiary will give the Trustee written instructions with the exact terms of sale, including: The date of sale, the manner of sale (in a transaction on the stock exchange or off the stock exchange), the selling price (which may be a certain price or a minimum price or a market price). The Beneficiary and the Trustee can agree on any other form of written instructions to the satisfaction of both parties.

3.2.	The Trustee shall notify the Beneficiary, in writing, immediately after the execution of any such sale of all or part of the Trust Assets. Such notice will include details about the amount of Shares sold, the selling price and any other information that the Beneficiary will require.

3.3.	If and to the extent that the consideration will be deposited with the Trustee, then no later than five (5) business days following the consummation of such sale of all or part of the Trust Assets, the Trustee will transfer the consideration (less bank’s sale fees and tax, if applicable) to the Beneficiary’s bank account.

3.4.	It is hereby clarified that in case the Trust Assets will cease to be traded on the London Stock Exchange Main Market, the sale of the Trust Assets may only be effected through an off-exchange transaction or any other sale transaction that the Trustee will agree to in advance.

4.	Certain Rights of the Trustee

4.1.	The Trustee shall have no duties or responsibilities of any kind or nature, whether under law or under this Agreement, other than those expressly set forth in this Agreement.

4.2.	The Trustee is authorized to comply with, in the manner determined by the Trustee, and obey all laws, orders, judgments, decrees and regulations of any governmental authority, court, tribunal, or arbitrator provided however, that the Trustee will inform the Beneficiary, as soon as possible, prior to taking any such action .

4.3.	The Trustee may consult with counsel of its choosing and the opinion of such counsel, in writing, shall be full, and upon receiving the approval of the Beneficiary, the Trustee will have complete authorization and protection in respect of any action taken or omitted by it hereunder in reliance thereon.

4.4.	If the Trustee is uncertain as to its duties or rights hereunder, the Trustee will address the Beneficiary for instructions. The Trustee shall not be entitled to any payment, or expenses, for performing his services hereunder other than the fees as detailed at the service proposal attached as Exhibit “B”.

4.5.	The Trustee may rely and shall be protected in acting or refraining from acting, on any Beneficiary’s resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other document believed by it to be genuine and to have been signed or presented by an authorized person, and, at the Trustee’s discretion, upon any instruction, consent, statement or request of the Company given orally and is believed by the Trustee to be given by an authorized officer or other authorized representative of the Beneficiary.

4.6.	The Trustee shall not be obligated to recognize nor shall it be required to construe the contents of any of the documents provided to it. The Trustee may assume the authenticity of such documents or the signature thereon and shall have no obligation to conduct any investigation in respect thereof. Without limiting the generality of the foregoing, the Trustee shall be under no duty whatsoever to make any investigation into the facts or matters stated in such documents, or to verify the authenticity thereof and may rely fully on the accuracy of the statements set forth in any such documents.

5.	Termination of the Trust

5.1.	This Agreement shall terminate on the earlier of: (i) following the sale of all of the Trust Assets (Except for a sale as stated in section 9 below); (ii) the date on which actions have been taken for realization of any of the liens in favor of the holders of the notes (Series I) of the Company (“Notes”).

5.2.	The Trustee is entitled to resign from all its duties hereunder at any time it deems proper by giving the Beneficiary a 60 days prior notice (“Notice”). In such instance the Trustee shall transfer the Trust Assets to another trustee indicated by the Beneficiary.

6.	Liability

In connection with the service of the Trustee hereunder and any matter related to the Trust, the Trustee shall not have or incur any liability for any act or omission of the Trustee except for actions conducted in negligence or willful misconduct.

7.	Taxes

7.1.	The Beneficiary shall be responsible for payment of all taxes, duties, compulsory payments, fees and similar expenses resulting from or relating to the Trust Assets, as required by law.

7.2.	The parties agree that the Trustee shall not be required to be stated as the beneficiary of any of the Trust Assets and that only the Beneficiary shall be deemed to be the sole beneficiary of such assets.

7.3.	To the extent required by any applicable law, the Trustee may deduct and withhold from any payments made by the Trustee under this Agreement any amount that is required by law to be deducted or withheld.

8.	Confidentiality

This Agreement and all matters concerning the matters covered by this Agreement shall be strictly confidential. The Trustee shall not disclose This Agreement and all matters concerning the matters covered by this Agreement, to any party and may not use such information for any purpose other than the purposes set forth herein. However this provision shall not apply to: (i) information which is publicly known or becomes publicly known without the fault of the Trustee, (ii) information which is required by law to be disclosed by the Trustee, or (iii) information that is determined by the Trustee and the beneficiary to be required to be disclosed in order to fulfill this Agreement.

9.	Transfer and Assignment

It is agreed that the Beneficiary may resolve to transfer or sale the Trust Assets to a corporation it controls or to a corporation that controls it (hereinafter: “Transferee”) and in such case the Trust Assets will remain in the possession of the Trustee and all of the Beneficiary’s rights and liabilities under this Agreement will be assigned to the Transferee. The Trustee will cooperate with the Beneficiary in order to enable such sale and/or transfer.

10.	Miscellaneous

10.1.	This Agreement (and its exhibits), embodies the entire understanding and agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

10.2.	No amendment or modification of this Agreement shall be effective or binding unless in writing and signed by the Beneficiary and the Trustee.

10.3.	The Beneficiary and the Trustee shall execute and deliver such other documents and shall perform such acts as is reasonably necessary in order to carry out and give full effect to the provisions of this Agreement and to the intention of the parties hereunder.

10.4.	All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be deemed to have been duly given (i) 5 (Five) business days after they are sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth herein, (ii) upon transmission and the recipient written confirmation of full receipt or (if transmitted and received on a non-business day) on the first business day following the transmission and the recipient written confirmation of full receipt, if sent by facsimile or e-mail, or (iii) upon delivery to the attention of the persons listed herein, if delivered by personal delivery.

10.5.	In the event that any portion of this Agreement shall be determined to be unlawful, invalid or unenforceable to any extent, such portion shall be deemed to be amended to conform with the applicable laws or regulations and the remainder of this Agreement and its application to persons or circumstances other than to those to which it is determined to be unlawful, invalid or unenforceable shall not be affected, and each remaining provision of this Agreement shall continue to have effect.

10.6.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties irrevocably submit to the sole jurisdiction of the competent courts in Tel-Aviv - Jaffa, Israel in connection with any legal proceedings relating to this Agreement and any matter arising with respect thereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

THE BENEFICIARY:

Elbit Ultrasound BV

THE TRUSTEE:

IBI Trust Management

[Signature Page for Escrow Agreement]

AMENDMENT No. 1 TO ESCROW AGREEMENT

This Amendment to the Trust Agreement (the “Amendment”) is entered into this 18 day of December, 2018, by and among Elbit Ultrasound BV (a Company incorporated under the laws of the state of Luxemburg) (the “Beneficiary”), and IBI Trust Management (the “Trustee”).

WHEREAS, the Beneficiary and the Trustee are parties to a certain Trust Agreement, dated December 5, 2018 (the: “Trust Agreement”); and

WHEREAS, the Beneficiary and the Trustee have agreed to amend the Trust Agreement, as set forth below;

THEREFORE, the parties hereto agree as follows:

1.	General

1.1.	The preamble to this Amendment constitute an integral part hereof.

1.2.	The headings in this Amendment are for the purpose of convenience only and shall not be used for the purposes of interpretation.

1.3.	All capitalized terms used in this Amendment that are not defined in this Amendment but are defined in the Trust Agreement, shall have the definitions given to them in the Trust Agreement.

1.4.	Section 1 of the Trust Agreement will be deleted and replaced with Section 1 below:

2.	Appointment of the Trustee; transfer of the Trust Assets

2.1.	The Beneficiary hereby irrevocably (subject to the provisions of section 9 below) appoints the Trustee, starting from December 18, 2018 (the “Effective Date”), to act as trustee hereunder and to hold and release the Trust Assets in accordance with the terms and conditions set forth in this Agreement (the “Trust”).

2.2.	Upon execution of this Agreement, the Beneficiary, will execute the share transfer deed in the form attached hereto as Exhibit A, for the transfer of the Shares to the Trustee, to be held in Trust, Starting from the Effective Date, for the benefit of the Beneficiary (who will remain the owner of the Shares) in accordance with the terms and conditions of the Trust.

2.3.	Section 2.1 of the Trust Agreement will be deleted and replaced with Section 2.1 below:

2.4.	Starting from the Effective Date, the voting rights in respect of the Trust Assets are vested with the Trustee for all matters and purposes in the manner that the Beneficiary shall not exercise the voting rights in connection with the Trust Assets.

2.5.	Except as set forth herein, this Amendment shall not affect any other provisions in the Trust Agreement, which shall remain in full force and effect. In the event of any conflict or contradiction arising between the provisions of this Amendment and the Trust Agreement, the provisions of this Amendment shall prevail.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

THE BENEFICIARY:

Elbit Ultrasound BV

THE TRUSTEE:

IBI Trust Management

[Signature Page for Escrow Agreement]